Exhibit 99.1

NEWS RELEASE	CONTACT:	Scott B. Flaherty
EVP & Chief Financial Officer
561.413.0112

Announcement of New Revolving Credit Facility

COCONUT CREEK, FL — November 4, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”) today reported that on October 31, 2024, the Company entered into a new, $1.0 billion, five-year, revolving credit facility (the “Credit Agreement”) among WLFC, certain wholly-owned subsidiaries of WLFC, as guarantors, the lenders party thereto from time to time (the “Lenders”), and Bank of America, N.A., as administrative agent, collateral agent, swing line lender, and letter of credit issuer. The Credit Agreement replaced the existing $500.0 million revolving credit agreement, dated as of June 7, 2019 (as amended and restated, the “Existing Credit Agreement”), among WLFC, the lenders party thereto from time to time and MUFG Bank, Ltd. as agent.

Under the Credit Agreement, WLFC may request an additional increase of the aggregate commitments from time to time up to an aggregate additional $250.0 million from the lenders, who may elect to make such increase available, upon the satisfaction of certain conditions.

Proceeds from the revolving credit facility may be used for general corporate purposes. The credit facility will be available on a revolving basis until October 31, 2029, and WLFC may request to extend the maturity, subject to lender approval.

Loans under the Credit Agreement will bear interest based on a floating rate (Term SOFR) plus a margin. In addition, WLFC has agreed to pay Bank of America, N.A. an unused line fee, quarterly in arrears, as well as pay other fees to Bank of America, N.A. and to the Lenders as separately agreed upon in writing.

The Credit Agreement also requires WLFC to maintain, as of the last day of each Measurement Period (as defined in the Credit Agreement), commencing with the last day of the fiscal quarter ending December 31, 2024, a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of no less than 2.25 to 1.00, and a Consolidated Leverage Ratio (as defined in the Credit Agreement ) of no greater than 4.25 to 1.00 through June 30, 2025 and no greater than 4.00 to 1.00 thereafter.

“We are very excited to have closed our new, expanded revolving credit facility,” said Scott B. Flaherty, the Company’s Chief Financial Officer. “Our new facility will provide incremental capital to support the growth we are experiencing across the WLFC platform.”

Exhibit 99.1
Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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